UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 18, 2018

Ladder Capital Corp
(Exact Name of Registrant As Specified In Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-36299 (Commission File Number)	80-0925494 (IRS Employer Identification No.)

345 Park Avenue, 8th Floor
New York, New York 10154
(Address of Principal Executive Offices, including Zip Code)

(212) 715-3170
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2018, Ladder Capital Finance LLC (“LCF”), a subsidiary of Ladder Capital Corp (the “Company”), and Pamela McCormack, the Company’s President, entered into a Second Amended and Restated Employment Agreement (the “McCormack Employment Agreement”).

The McCormack Employment Agreement provides for an indefinite term of employment and a base salary of not less than $750,000 per year, which may be changed by Brian Harris for so long as he continues to serve as LCF’s Chief Executive Officer. The McCormack Employment Agreement also provides for the opportunity to participate in LCF’s standard employee benefit programs. Pursuant to the McCormack Employment Agreement, Ms. McCormack will be eligible to receive a year-end bonus to be reasonably determined by Mr. Harris in his capacity as LCF’s Chief Executive Officer. If Mr. Harris is no longer LCF’s Chief Executive Officer, Ms. McCormack shall receive as her year end bonus not less than the greater of (i) 1.2% of Core Earnings (as defined in the agreement) or (ii) the amount (expressed as a percentage) equal to the average of the percentage of Core Earnings represented by Ms. McCormack’s year end bonus for each of the two most recent calendar years prior to Mr. Harris no longer serving as LCF’s Chief Executive Officer (the “Applicable Percentage”). Ms. McCormack will also be eligible to receive a discretionary annual incentive equity award (the “Annual Equity Incentive Grant”) to be reasonably determined by Mr. Harris in his capacity as LCF’s Chief Executive Officer. If Mr. Harris is no longer LCF’s Chief Executive Officer, Ms. McCormack will be eligible to receive an Annual Equity Incentive Grant with a value not less than the greater of (i) $1,700,000 or (ii) the average value of Ms. McCormack’s annual incentive equity grant for each of the two most recent calendar years prior to Mr. Harris no longer serving as LCF’s Chief Executive Officer. All equity incentive awards that are granted or issued to Ms. McCormack prior to December 8, 2019 shall provide that, if she continues to be employed by LCF as of that date, her unvested equity compensation will vest on that date (except to the extent that any such vesting is based on performance). All equity incentive awards that are granted or issued to Ms. McCormack after December 8, 2019 shall be granted to her as fully vested at grant or issuance.

Upon a termination by LCF without cause or by Ms. McCormack for good reason (in each case as defined in the agreement), subject to Ms. McCormack’s execution of a release of claims in favor of LCF and its affiliates, Ms. McCormack will be entitled to receive (i) cash severance equal to one and a half times (or, in certain limited circumstances during 2018, one times) the sum of her annual base salary in effect at the time of termination and the average of her annual cash bonuses with respect to the two calendar years immediately preceding her termination (the “McCormack Cash Severance”), 50% of which will be payable in a lump sum and 50% of which will be payable in twelve equal monthly installments, (ii) a prorated portion of Ms. McCormack’s target annual cash bonus for the year in which such termination occurs, based on our performance as of Ms. McCormack’s termination date as reasonably determined by Mr. Harris for so long as he is LCF’s Chief Executive Officer or, if Mr. Harris is no longer serving as LCF’s Chief Executive Officer, the Applicable Percentage of Core Earnings for that year, payable at the same time that performance bonuses for such calendar year are paid to our other senior executives, (iii) a prorated portion of Ms. McCormack’s minimum annual equity incentive grant for the year in which such termination occurs, based on our performance as of Ms. McCormack’s termination date as reasonably determined by Mr. Harris for so long as he is LCF’s Chief Executive Officer or, if Mr. Harris is no longer serving as LCF’s Chief Executive Officer, the minimum amount of an Annual Equity Incentive Grant that Ms. McCormack would be entitled to as set forth above, to be granted at the same time that comparable equity incentives for such calendar year are granted to other senior executives, and (iv) reimbursements for continued health care for up to eighteen months immediately following Ms. McCormack’s termination. If Ms. McCormack’s termination occurs within one year of a change in control (as defined in the 2014 Omnibus Incentive Plan) or if, as of the date of Ms. McCormack’s termination, the Company has previously entered into a definitive binding agreement with a buyer that would result in a change in control and such definitive binding agreement remains in effect, then all of the McCormack Cash Severance will be payable in a lump sum, as permitted by law.

Pursuant to her employment agreement, Ms. McCormack is subject to a confidentiality covenant, a one-year post-termination non-competition covenant and an eighteen-month post-termination employee and customer non-solicitation covenant.

The foregoing summary of the McCormack Employment Agreement is qualified in its entirety by reference to the actual agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.             Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description of Exhibit
10.1	Second Amended and Restated Employment Agreement, dated January 18, 2018, between Ladder Capital Finance LLC and Pamela McCormack.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2018	LADDER CAPITAL CORP

/s/ Marc Fox
Marc Fox
Chief Financial Officer